Exhibit 99.1

BRE FINANCIAL NEWS

Investor Contact: Stephanie T. Andre, 415.445.3745

BRE PROPERTIES ANNOUNCES PRICING OF SENIOR NOTES DUE 2023

August 6, 2012 (San Francisco) – BRE Properties, Inc. (“BRE Properties” or the “Company”) (NYSE:BRE) today announced the pricing of its underwritten registered public offering of $300,000,000 aggregate principal amount of senior notes due 2023 (the “Notes Offering”). Interest on the notes is payable semiannually in arrears on January 15 and July 15, beginning January 15, 2013; the notes will mature on January 15, 2023. The notes were issued at 99.281% of par value, with a coupon of 3.375%. The Notes Offering was made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission on November 5, 2010. The Notes Offering is expected to close on August 13, 2012, subject to certain closing conditions.

The Company intends to use the net proceeds of the Notes Offering to repay borrowings under its $750 million unsecured credit facility incurred to fund development activities as well as for general corporate purposes. The Company intends to use any remaining net proceeds for general corporate purposes, which may include redemption or repurchase of equity or debt securities, including the Company’s outstanding 6.75% Series D Cumulative Redeemable Preferred Stock, repayment of debt, funding of development activities and financing of acquisitions. Pending application of the net proceeds as described above, the Company may invest the net proceeds in short-term money-market securities.

J.P. Morgan Securities LLC, RBS Securities Inc., Wells Fargo Securities, LLC, Deutsche Bank Securities Inc. and UBS Securities LLC acted as joint book-running managers in the Notes Offering. A copy of the prospectus supplement and prospectus relating to these securities may be obtained, when available, by contacting J.P. Morgan Securities LLC at 383 Madison Avenue, New York, New York 10179, Attn: High Grade Syndicate Desk, 3rd Floor (telephone (212) 834-4533); RBS Securities Inc. at 600 Washington Boulevard, Stamford, Connecticut 06901, Attention: Debt Capital Markets Syndicate (telephone (866) 884-2071); or Wells Fargo Securities, LLC at 1525 West W.T. Harris Blvd., NC0675, Charlotte, North Carolina 28262, Attn: Capital Markets Client Support (telephone (800) 326-5897) or (email: cmclientsupport@wellsfargo.com).

This news release is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy with respect to any securities. The Notes Offering is not being made in any

BRE Properties, Inc., 525 Market Street, 4th Floor, San Francisco, CA 94105, Fax: 415.445.6505

jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction or is otherwise prohibited.

About BRE Properties, Inc.

BRE Properties, Inc. is a self-administered equity real estate investment trust, or “REIT,” focused on the ownership, operation, development and acquisition of apartment communities. Our operating and investment activities are primarily focused on the major metropolitan markets within the state of California and in the metropolitan area of Seattle, Washington. At June 30, 2012, our portfolio had real estate assets with a net book value of approximately $3.4 billion that included 75 wholly or majority-owned apartment communities, aggregating 21,240 units; eleven multifamily communities owned in joint ventures, comprised of 3,592 apartment units; and eight wholly or majority-owned apartment communities in various stages of construction and development, totaling 2,525 units. BRE Properties is listed in the S&P MidCap 400 Index.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements regarding the anticipated closing date of the Notes Offering and the associated use of proceeds and is based on the Company’s current expectations and judgment. You should not rely on these statements as predictions of future events because there is no assurance that the events or circumstances reflected in the statements can be achieved or will occur. Forward-looking statements are identified by words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates,” or “anticipates” or their negative form or other variations, or by discussions of strategy, plans or intentions. The following factors, among others, could affect actual results and future events: defaults or non-renewal of leases, illiquidity of real estate and reinvestment risk, our regional focus in the western United States, insurance coverage, increased interest rates and operating costs, failure to obtain necessary outside financing, difficulties in identifying communities to acquire and in effecting acquisitions, failure to successfully integrate acquired communities and operations, risks and uncertainties affecting community development and construction (including construction delays, cost overruns, inability to obtain necessary permits and public opposition to such activities), failure to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended, environmental uncertainties, risks related to natural disasters, financial market fluctuations, changes in real estate and zoning laws and increases in real property tax rates. Our success also depends upon economic trends, including interest rates, income tax laws, governmental regulation, legislation, population changes and other factors, including those risk factors discussed in the section entitled “Risk Factors” in the prospectus and prospectus supplement and under the heading “Risk Factors” in the company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as they may be updated from time to time by the company’s subsequent filings with the Securities and Exchange Commission, or SEC. Do not rely solely on forward-looking statements, which only reflect management’s analysis. The company assumes no obligation to update this information. For more details, refer to the company’s SEC filings, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

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BRE Properties, Inc., 525 Market Street, 4th Floor, San Francisco, CA 94105, Fax: 415.445.6505